Exhibit 11


                               Galey & Lord, Inc.
                       Statement Regarding Computation of
                               Per Share Earnings


Computation of Average Shares Outstanding (In Thousands):


                                                       Three Months Ended
                                                       ------------------
                                                  Dec. 27, 1997  Dec. 28, 1996
                                                  -------------  -------------

Basic Average Common Shares Outstanding               11,664         11,576

Add Dilutive Options                                     372            263
                                                      ------         ------

Diluted Average Shares                                12,036         11,839